Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members
Diamondback Energy Services LLC

We have audited the accompanying consolidated balance sheets of Diamondback Energy Services (as defined in Note A to the consolidated financial statements) and Subsidiaries (collectively, the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2007 and 2006 and the period from September 29, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamondback Energy Services and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006 and the period from September 29, 2005 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/  GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 14, 2008

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$1,059,349	$7,194,972
Accounts receivable (net of allowance of $2,719,967 at December 31, 2007 and $864,513 at December 31, 2006)	67,626,276	39,006,722
Inventories	11,400,938	4,397,445
Prepaid expenses and other	1,256,713	1,000,708

Total current assets	81,343,276	51,599,847
Property and equipment, net	199,699,268	139,981,421
Other assets	2,576,493	1,606,104
Trade names, net	1,300,685	126,471
Patents, net	278,880	—
Non-compete agreement, net	143,750	218,750
Customer relationships, net	33,620,257	39,039,120
Goodwill	51,243,083	39,908,164

	$370,205,692	$272,479,877

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$15,334,728	$11,349,666
Accrued and other current liabilities	17,796,571	12,666,218
Obligations under business purchase agreements	—	3,323,128
Deferred income tax liabilities	171,405	152,168
Lines of credit	111,068,914	14,000,000
Current portion of capital lease obligations	1,324,283	151,331
Current portion of long-term debt	—	23,689

Total current liabilities	145,695,901	41,666,200
Deferred income tax liabilities	2,913,024	4,102,896
Lines of credit	—	44,900,000
Capital lease obligations, net of current maturities	7,171,754	2,698,590
Long-term debt, net of current maturities	—	89,873
Asset retirement obligations	178,143	100,004

Total liabilities	155,958,822	93,557,563
Minority interests in variable interest entities	8,892,072	7,613,216
COMMITMENTS AND CONTINGENCIES (NOTES D, G, H and I)
EQUITY	205,354,798	171,309,098

	$370,205,692	$272,479,877

The accompanying notes are an integral part of these statements.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the
			Period from
			September 29,
	For the	For the	2005 (Inception)
	Year Ended	Year Ended	through
	December 31,	December 31,	December 31,
	2007	2006	2005

Revenue
Drilling technology services and applications	$83,137,672	$52,132,218	$2,501,295
Stimulation and pumping services	119,137,082	28,540,920	—
Fluid logistics and well-site services	76,994,139	65,739,849	—
Completion and production services	18,437,547	9,486,819	—

Total revenue	297,706,440	155,899,806	2,501,295
Costs and expenses
Cost of revenues, exclusive of depreciation, amortization and accretion
Drilling technology services and applications	56,860,123	34,423,602	1,676,879
Stimulation and pumping services	80,236,395	16,469,664	—
Fluid logistics and well-site services	56,971,509	41,834,083	—
Completion and production services	12,107,877	6,257,832	—
Selling, general and administrative	32,464,552	22,704,214	733,111
Research and development	9,512,443	—	—
Depreciation, amortization and accretion	40,042,399	18,555,168	204,977

Total costs and expenses	288,195,298	140,244,563	2,614,967

Operating income (loss)	9,511,142	15,655,243	(113,672)
Other income (expense)
Interest income	271,520	253,351	—
Other income	5,648	193,465	797
Gain (loss) on sale or disposition of assets	(134,773)	29,348	—
Interest expense	(10,455,795)	(2,160,842)	(81,857)

	(10,313,400)	(1,684,678)	(81,060)

Income (loss) before income taxes and minority interest	(802,258)	13,970,565	(194,732)
Provision for income taxes	56,490	1,568,752	—

Income (loss) before minority interest	(858,748)	12,401,813	(194,732)
Income attributable to minority interests in variable interest entities	288,692	61,585	—

Net income (loss)	$(1,147,440)	$12,340,228	$(194,732)

The accompanying notes are an integral part of these statements.

DIAMONDBACK ENERGY SERVICES

CONSOLIDATED STATEMENT OF EQUITY
For the years ended December 31, 2007 and 2006 and the period from
September 29, 2005 (inception) through December 31, 2005

BALANCE AT SEPTEMBER 29, 2005	$—
Capital contributions	35,769,002
Net loss	(194,732)

BALANCE AT DECEMBER 31, 2005	35,574,270
Capital contributions	123,394,600
Net income	12,340,228

BALANCE AT DECEMBER 31, 2006	171,309,098

Capital contributions	35,193,140
Net loss	(1,147,440)

BALANCE AT DECEMBER 31, 2007	$205,354,798

The accompanying notes are an integral part of this statement.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the
			Period from
			September 29,
	For the Year	For the Year	2005 (Inception)
	Ended	Ended	through
	December 31,	December 31,	December 31,
	2007	2006	2005

Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net income (loss)	$(1,147,440)	$12,340,228	$(194,732)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income attributable to minority interest in variable interest entities	288,692	61,585	—
Depreciation, amortization and accretion	40,042,399	18,555,168	204,977
Deferred income tax benefit	(1,170,635)	(898,447)	—
Write off of research and development assets acquired	9,197,657	—	—
Accretion of discount on obligations under business purchase agreements	115,043	170,971	—
Loss (gain) on sale or disposal of assets	134,773	(29,348)	—
Gain on sales of equipment involuntarily damaged or lost down-hole	(1,970,898)	(776,445)	—
Write-off of obsolete equipment	895,991	1,718,081	99,698
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(25,694,519)	(23,098,547)	(541,941)
Inventories	(6,687,725)	(3,187,316)	120,914
Prepaid expenses and other	(221,935)	110,486	47,490
Other assets	(1,232,546)	(876,465)	409,508
Accounts payable and accrued and other current liabilities	9,849,443	15,162,661	(256,348)

Net cash provided by (used in) operating activities	22,398,300	19,252,612	(110,434)
Cash flows from investing activities
Proceeds from sales of equipment involuntarily damaged or lost down-hole and assets disposed	7,155,415	2,419,796	—
Additions to property and equipment	(85,806,943)	(116,764,123)	(930,720)
Deposits under business purchase agreements	—	—	(8,600,000)
Amounts paid for prior business acquisitions	(3,438,171)	(638,126)	—
Research and development assets acquired	(10,000,000)	—	—
Businesses acquired, net of cash acquired	(23,478,997)	(84,724,905)	(25,464,014)

Net cash used in investing activities	(115,568,696)	(199,707,358)	(34,994,734)
Cash flows from financing activities
Loan fees	(359,364)	(843,717)	—
Payments on capital lease obligations	(906,104)	(22,549)	—
Advances on lines of credit	80,664,131	73,251,513	—
Payments on lines of credit	(28,495,217)	(14,351,513)	—
Additions to notes payable	—	534,149	—
Payments on notes payable	(113,562)	(2,528,230)	—
Capital contributions	35,193,140	123,394,600	35,769,002
Capital contributed by minority interest in variable interest entities	1,051,749	7,551,631	—

Net cash provided by financing activities	87,034,773	186,985,884	35,769,002

Net (decrease) increase in cash and cash equivalents	(6,135,623)	6,531,138	663,834
Cash and cash equivalents at beginning of period	7,194,972	663,834	—

Cash and cash equivalents at end of period	$1,059,349	$7,194,972	$663,834

Cash paid during the period for interest	$9,675,428	$1,310,296	$105,309

Cash paid during the period for taxes	$3,816,328	$—	$—

The accompanying notes are an integral part of these statements.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

			For the
			Period from
			September 29,
	For the Year	For the Year	2005 (Inception)
	Ended	Ended	through
	December 31,	December 31,	December 31,
	2007	2006	2005

Supplemental schedule of non cash investing and financing activities:
The Company acquired all of the outstanding equity or substantially all assets of multiple entities in the years ended December 31, 2007 and 2006, and the period ended 2005. In conjunction with the acquisitions, liabilities were assumed as follows:

Fair value of assets acquired	$23,983,003	$107,684,359	$30,632,314
Cash paid	(23,478,997)	(84,724,905)	(25,464,014)
Purchase price payable at acquisition date	—	(3,152,157)	(484,259)
Application of deposits under purchase agreements	—	(8,600,000)	—

Liabilities assumed	$504,006	$11,207,297	$4,684,041

Asset retirement costs and related liabilities of approximately $83,000 and $69,000 were recorded during the years ended December 31, 2007 and 2006, respectively.

The Company entered into capital leases of $6,159,944 and $2,872,470 during the years ended December 31, 2007 and 2006, respectively.

The accompanying notes are an integral part of these statements.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A —	NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

1.	Basis of Presentation

The accompanying financial statements for the year ended December 31, 2006 and period ended December 31, 2005 have been prepared on a carve-out basis to include the assets, liabilities, revenues and expenses of the entities transferred to Diamondback Holdings, LLC (“Holdings,” “the Company” or “Diamondback”) on December 31, 2006 as well as certain allocated activities of Diamondback Energy Services LLC (the “LLC”). The accompanying financial statements for 2007 are the financial statements of Holdings, its direct and indirect subsidiaries and certain variable interest entities described below. Certain subsidiaries have merged with other subsidiaries or changed names in 2007. These financial statements are referred to as the Financial Statements of Diamondback Energy Services and Subsidiaries. As of December 31, 2007, Holdings subsidiaries included Diamondback Pumping GP LLC; Diamondback Pioneer LLC; Diamondback-Well Services LLC; Diamondback - Quantum LLC; Diamondback - Total Services LLC; Diamondback - Cementing Services LLC; Diamondback Pumping Services LLC; Packers & Service Tools, Inc.; Diamondback - PST LLC; Diamondback - Total Pumping GP LLC; Diamondback - Total Texas LLC; Diamondback - Disposal Texas LLC; Sooner Trucking & Oilfield Services, Inc.; Diamondback - Disposal LLC; Diamondback - Torch LLC; Diamondback - Total Oklahoma LLC; Diamondback - TD West LLC; Diamondback - Completions LLC; Diamondback - Directional Drilling LLC; and Diamondback Downhole Technologies LLC.

Substantially all management, administrative, and corporate functions of the LLC were transferred to Holdings. As such, substantially all corporate expenses have been allocated to Diamondback in the 2006 and prior carve-out financial statements. In addition, all borrowings against the LLC’s line of credit were allocated to Diamondback as the line of credit was retired in August 2006 by financing that remained with Holdings (see Note D).

The Company is a diversified oilfield service company focused on providing technology-driven solutions to maximize the recovery and present value of oil and natural gas production streams. The Company operates in four reportable business segments: (i) drilling technology services and applications; (ii) stimulation and pumping services; (iii) fluid logistics and well-site services; and (iv) completion and production services. The Company’s business is focused in both proven oil and natural gas basins and emerging high-growth resource plays in Texas, Oklahoma, Louisiana, Arkansas, Appalachia and the Rocky Mountains. The majority of the Company’s operations are located in the Barnett Shale in North Texas and the Anadarko Basin, the Woodford Shale and other basins across Oklahoma.

A summary of certain significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

These consolidated financial statements have been prepared to include the subsidiaries as noted above as well as two variable interest entities (“VIE’s”) in which the Company was determined to be the primary beneficiary; and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All material intercompany balances and transactions have been eliminated in consolidation.

2.	Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents.

3.	Accounts Receivable

Accounts receivable include amounts due from customers for services performed and are recorded as the work progresses. Diamondback grants credit to customers in the ordinary course of business and generally

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

does not require collateral. Customer balances are considered delinquent if unpaid by the 30th day following the invoice date and credit privileges may be revoked if balances remain unpaid.

Diamondback regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, Diamondback makes judgments regarding its customers’ ability to make required payments, economic events, and other factors. As the financial condition of customers change, circumstances develop, or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. In the event Diamondback was to determine that a customer may not be able to make required payments, Diamondback would increase the allowance through a charge to income in the period in which that determination is made. Uncollectible accounts receivable are periodically charged against the allowance for doubtful accounts once final determination is made of their uncollectibility.

The following is a roll forward of the allowance for doubtful accounts:

	December 31,	December 31,	December 31,
	2007	2006	2005

Balance, beginning of period	$864,513	$—	$—
Allowance for doubtful accounts recognized through acquisitions	—	23,062	—
Deductions for uncollectible receivables written off	(875,851)	—	—
Additions charged to expense	2,731,305	841,451	—

Balance, end of period	$2,719,967	$864,513	$—

4.	Inventories

Inventories are stated at the lower of cost or market, determined on a first-in, first-out or average cost basis. Inventories consist of cement, chemicals, sand, repair parts, and purchased goods available for sale. Diamondback assesses the realizability of its inventories based upon specific usage and future utility. A charge to results of operations is taken when factors that would result in a need for a reduction in the valuation, such as excess or obsolete inventory, are determined.

5.	Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance, and repairs, which do not improve or extend the life of such assets, are charged to operations as incurred. Disposals are removed at cost, less accumulated depreciation, and any resulting gain or loss is reflected in operations. Proceeds from customers for rental equipment that is involuntarily damaged or lost down-hole are reflected in drilling technology services and applications revenues, with the carrying value of the related rental equipment charged to cost of drilling technology services and applications revenues.

Proceeds from sales of involuntarily damaged or lost down-hole equipment are reported as cash inflows from investing activities in the consolidated statements of cash flows. For the periods ended December 31, 2007, 2006 and 2005, proceeds from sales of equipment involuntarily damaged or lost down-hole were $3,917,461, $1,090,523, and $0 respectively, and the gain on sales of equipment involuntarily damaged or lost down-hole was $1,970,898, $776,445 and $0, respectively.

On September 25, 2007, the Company entered into an agreement to sell its three workover rigs and related equipment to Bronco Drilling Company, Inc. (see Note I). The effective date of the sale was September 1, 2007. The Company decided to sell the rigs as their continued operation was not strategic for the Company. The revenues generated from the operation of these rigs during the year ended December 31, 2007

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximated $1.9 million and the Company reported a pre-tax gain on the sale approximating $139,000. The resulting gain on the sale and the earnings from operating the workover rigs were not significant to the results of the Company’s operations for 2007 or 2006. These rigs were operated in the completion and production services segment.

Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets. The useful lives of the major classes of property and equipment are as follows:

Office equipment, furniture, and fixtures	3 - 7 years
Vehicles, trailers, and tanks	3 - 7 years
Other machinery and equipment	5 - 10 years
Pressure pumping equipment	3 - 10 years
Well-site construction equipment	3 - 5 years
Rental equipment	5 - 7 years
Directional drilling equipment	5 - 7 years
Disposal wells and related equipment	5 - 20 years
Buildings and improvements	15 - 30 years
Aircraft	10 years
Workover rigs and related equipment	5 - 15 years

6.	Intangible Assets

Intangible assets subject to amortization include customer relationships, trade names, a non-compete agreement, and patents. Customer relationships are amortized based on an estimated attrition factor over their estimated useful life of 9 to 16 years, trade names are amortized straight line over their estimated useful life of 3 to 20 years, the non-compete agreement is amortized straight line over the 4-year term of the agreement, and patents are amortized straight line over their estimated useful lives of 14 years. Intangible assets are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

The table below provides a summary of Diamondback’s intangible assets as of December 31, 2007 and December 31, 2006 and amortization expense for the periods then ended.

	Gross Carrying	Accumulated	Amortization
	Amount	Amortization	Expense

Amortized intangible assets — December 31, 2007
Non-compete agreement	$300,000	$(156,250)	$75,000
Trade names	1,364,400	(63,715)	45,792
Customer relationships	44,864,241	(11,243,984)	7,178,856
Patents	282,198	(3,318)	3,318

Balance at December 31, 2007	$46,810,839	$(11,467,267)	$7,302,966

	Gross Carrying	Accumulated	Amortization
	Amount	Amortization	Expense

Amortized intangible assets — December 31, 2006
Non-compete agreement	$300,000	$(81,250)	$75,000
Trade names	144,400	(17,929)	17,929
Customer relationships	43,104,241	(4,065,121)	3,988,754

Balance at December 31, 2006	$43,548,641	$(4,164,300)	$4,081,683

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below provides a roll forward of Diamondback’s intangible assets, for the years ended December 31, 2007 and December 31, 2006.

		Non-Compete	Customer
	Trade Names	Agreement	Relationships

Balance at December 31, 2005	$—	$300,000	$13,237,000
Adjustment resulting from revisions to the purchase allocation	—	—	(440,000)
Acquired during the period	144,400	—	30,307,241

Balance at December 31, 2006	$144,400	$300,000	$43,104,241

		Non-Compete	Customer
	Trade Names	Agreement	Relationships	Patents

Balance at December 31, 2006	$144,400	$300,000	$43,104,241	$—
Acquired during the period	1,220,000	—	1,760,000	282,198

Balance at December 31, 2007	$1,364,400	$300,000	$44,864,241	$282,198

The weighted average amortization period (in years) of intangible assets acquired is 13.55 and 13.03 for 2007 and 2006, respectively. The weighted average amortization period (in years) of trade names acquired is 20.00 and 13.48 for 2007 and 2006; the weighted average amortization period (in years) of the non-compete agreement acquired is 4 for 2006; the weighted average amortization period (in years) of customer relationships acquired is 9 and 13.12 for 2007 and 2006; and the weighted average amortization period (in years) of patents acquired is 14 for 2007.

Estimated amortization expense for years subsequent to December 31, 2007 and December 31, 2006 is as follows:

	December 31,	December 31,
	2007	2006

Year 1	$6,310,646	$7,166,560
Year 2	5,294,409	5,863,206
Year 3	4,216,996	4,786,029
Year 4	3,419,795	3,850,296
Year 5	2,785,565	3,149,455
Remaining	13,316,161	14,568,795

Total	$35,343,572	$39,384,341

7.	Impairment of Long-Lived Assets

Long-lived assets, primarily property and equipment and intangible assets, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of such assets is evaluated by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with the assets. If such evaluations indicate that the future undiscounted cash flows from the assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values. There were no events or changes in circumstances indicating that the carrying values of such assets may not be recoverable for the years ended December 31, 2007 or December 31, 2006.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Goodwill

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The impairment test is a two-step process. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the implied value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied value.

The table below provides a roll forward of Diamondback’s goodwill, by reportable segment, as of December 31, 2007 and December 31, 2006.

	Drilling
	Technology	Stimulation	Fluid Logistics	Completion
	Services and	and Pumping	and Well-Site	and Production
	Applications	Services	Services	Services	Total

Balance at December 31, 2005	$4,827,611	$—	$—	$—	$4,827,611
Adjustment resulting from revisions to the purchase allocation	59,951	—	—	—	59,951
Goodwill acquired during the period	—	7,404,192	25,442,139	2,174,271	35,020,602

Balance at December 31, 2006	4,887,562	7,404,192	25,442,139	2,174,271	39,908,164
Goodwill Acquired during the period	11,334,919	—	—	—	11,334,919

Balance at December 31, 2007	$16,222,481	$7,404,192	$25,442,139	$2,174,271	$51,243,083

Diamondback tested goodwill for impairment as of October 1, 2007 and 2006. As a result of these tests, no indications of impairment were noted. No impairment of goodwill was recognized for the years ended December 31, 2007 or 2006.

9.	Revenue Recognition

Diamondback generates revenue from multiple service lines. Product sales represent less than 3% of total revenues. Services and products are generally sold without warranties or the right of return. In all cases, revenue is recognized when services are performed, collection of the receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed and determinable. The specific revenue sources are outlined as follows:

Drilling Technology Services and Applications.  Diamondback provides drilling technology services and applications through downhole tool rentals, directional drilling services, and shock-sub rentals used in the drilling of oil and natural gas wells. Such services are provided on a day rate or an hourly rate basis. Revenue is recognized on a per-day/hourly basis as the work progresses. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost down-hole are reflected as revenues. For the periods ended December 31, 2007, 2006, and 2005 proceeds from sales of equipment involuntarily damaged or lost down-hole included in revenues were $3,917,461, $1,090,523, and $0 respectively.

Stimulation and Pumping Services.  Stimulation and pumping services’ revenues are generated through cementing, acidizing, water transfer, and hydraulic fracturing services. These services are typically provided on a per job or contracted basis and based on the quantity pumped, pumping depth, hydraulic horsepower used, and materials required to provide the service. Stimulation and pumping services are typically short term projects. Additional revenue is generated through the sale of products

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such as materials consumable in the pumping process and products left at the well, along with third-party equipment rentals and fuel surcharges. Revenue is recognized as the work progresses.

Fluid Logistics and Well-Site Services.  Revenue generated from fluid logistics and well-site services primarily consists of well-site construction and maintenance and the sale, transportation, storage and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. Well-site construction and maintenance revenues are generated from fixed bid, cost-plus, or fee-per-hour contracts. Well-site construction services are typically short term projects. Fluid logistics revenue is generated based on contracted rates per job, per hour, or quantity hauled, stored, or sold. Additional revenue is generated through ancillary sales of chemicals necessary in the disposal process and other service fees such as equipment cleaning charges and fuel surcharges. Revenues are recognized as the work progresses.

Completion and Production.  Completion and production services include completion, workover and roustabout services, rental and sale of downhole equipment and tools and plugging and abandonment services. Workover services are provided on an hourly basis for a standard rig set-up plus day charges for certain other services which vary depending on the nature of the work. Revenue is recognized for workover services on a per-day basis as the work progresses. Diamondback also rents, services, and sells equipment and tools. Equipment and tools are rented on day, weekly, or monthly rates and revenue is recognized according to the contracted rates over the rental period. Service revenues are generated through exchanging, repairing, and servicing equipment and tools and are recognized upon completion of the agreed upon work. Diamondback also sells equipment and tools and recognizes the revenue when the product leaves the Company’s facilities.

Taxes assessed on sales transactions are presented on a net basis and are not included in revenue.

10.	Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

11.	Income Taxes

Holdings and LLC are limited liability companies that are treated as pass-through entities for federal income tax purposes. In addition, with the exception of the wholly-owned subsidiaries Sooner Trucking & Oilfield Services, Inc. (“Sooner”) and Packers & Service Tools, Inc. (“Packers”), all of Diamondback’s wholly owned subsidiaries are treated as pass-through entities for federal income tax purposes. As pass-through entities, income taxes on net earnings are payable by the members or partners and are not reflected in the financial statements. For Sooner and Packers, Diamondback provides for income taxes based upon Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provisions of FASB Interpretation No. 48 entitled “Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109,” referred to as “FIN 48,” were adopted as of January 1, 2007. FIN 48 clarifies the accounting for uncertain tax positions that may have been taken by an entity. Specifically, FIN 48 prescribes a more-likely-than-not recognition threshold to measure a tax position taken or expected to be taken in a tax return through a two-step process: (1) determining whether it is more likely than not that tax position will be sustained upon examination by taxing authorities, after all appeals, based upon the technical merits of the position; and (2) measuring to determine the amount of benefit/expense to recognize in the financial statements, assuming taxing authorities have all relevant information concerning the issue. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. This pronouncement also specifies how to present a liability for unrecognized tax benefits in a classified balance sheet, but does not change the classification requirement of deferred taxes. Under FIN 48, if a tax position previously failed the more-likely-than-not recognition threshold, it should be recognized in the first subsequent financial reporting period in which the threshold is met. Similarly, a position that no longer meets this recognition threshold should no longer be recognized in the first financial reporting period that the threshold is no longer met.

The Company performed an analysis of its tax positions and determined that the adoption of FIN 48 did not have a material effect on the consolidated financial statements as of January 1, 2007 and for the year ended December 31, 2007. The Company will continue to evaluate its tax positions in accordance with FIN 48, and recognize any future impact under FIN 48 as a charge to income in the applicable period in accordance with the standard. The Company’s tax filings for tax years 2004 — 2006 remain open for examination by taxing authorities.

The Company’s accounting policy relating to income tax penalties and interest assessments is to accrue for these costs and record a charge to selling, general and administrative expense for tax penalties and a charge to interest expense for interest assessments during the period that we take an uncertain tax position through resolution with the tax authorities or the expiration of the applicable statute of limitations.

12.	Asset Retirement Obligations

Diamondback has an obligation to plug and abandon its disposal wells at the end of their operations. Diamondback records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of the assets and capitalizes an equal amount as a cost of the assets, depreciating it over the life of the assets. Subsequent to the initial measurement of the asset

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retirement obligation, the obligation is adjusted to reflect the passage of time, changes in the estimated future cash flows underlying the obligation, acquisition or construction of assets, and settlements of obligations.

The following table reflects the changes in the liability for the following periods.

	2007	2006

Beginning balance	$100,004	$—
Obligations recognized through acquisitions	—	26,117
Accretion expense	10,245	4,945
Obligations incurred	82,652	68,942

Ending balance	$192,901	$100,004

13.	Financial Instruments

Diamondback’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, lines of credit and long-term debt. The carrying value of cash and cash equivalents, trade receivables, trade payables and lines of credit are considered representative of their fair value due to the short term nature of these instruments, and, for the lines of credit, a variable interest rate. The fair value of long-term debt approximates its carrying value based on the borrowing rates currently available for bank loans with similar terms and maturities.

14.	Concentrations of Credit Risk

Financial instruments, which potentially subject Diamondback to concentrations of credit risk consist of cash and cash equivalents in excess of federally insured limits and trade receivables. The cash and cash equivalents positions are held in financial institutions with high credit ratings. Diamondback’s accounts receivables have a concentration in the oil and natural gas industry and the customer base consists primarily of small to large independent oil and natural gas producers. While Diamondback believes its recorded receivables will be collected, in the event of default, it would follow normal collection procedures. The following table summarize the customers which represented 10% or more of consolidated accounts receivable as of December 31, 2007 and 2006.

	2007	2006

Customer A	27%	19%
Customer B	15%	12%

The following table summarizes the customers which represented 10% or more of consolidated revenues for the periods ended December 31, 2007, 2006 and 2005.

	2007	2006	2005

Customer A	28%	22%	<10%
Customer B	14%	14%	<10%
Customer C	<10%	<10%	12%

During 2007 and 2006, revenues from Customers A and B were generated in each of the four reporting segments. During 2005, all revenues were generated in the drilling technology services and applications segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Environmental

Diamondback is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require Diamondback to remove or mitigate the adverse environmental effects of disposal or release of petroleum, chemicals and other substances at various sites. Environmental expenditures are expensed or capitalized depending on the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

16.	Variable Interest Entities

During the fourth quarter of 2006, Diamondback entered into lease agreements for certain land and property with Caliber Wyoming Properties, LLC and Caliber Texas Properties, L.P. (See Note I). Caliber Wyoming Properties, LLC and Caliber Texas Properties, L.P. are entities controlled by Wexford Capital LLC (“Wexford”). Wexford is Diamondback’s managing member. The primary operations of these entities are to own and lease facilities to the Company. In accordance with Financial Accounting Standards Board Interpretation No. 46R (“FIN 46R”), Diamondback determined that Caliber Wyoming Properties, LLC and Caliber Texas Properties, L.P. are variable interest entities in which it is the primary beneficiary. As such, both entities have been consolidated. Diamondback does not have legal control over Caliber Wyoming Properties, LLC or Caliber Texas Properties, L.P. and the liabilities of the two entities do not represent additional claims on the Company’s assets; rather they represent claims against the specific assets of the two entities. Likewise, the assets of Caliber Wyoming Properties, LLC and Caliber Texas Properties, L.P. do not represent additional assets available to satisfy claims against the Company’s assets. At December 31, 2007 and December 31, 2006, the two entities’ assets were approximately $9,122,000 and $7,647,000, respectively, and liabilities were approximately $230,000 and $34,000, respectively.

17.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which became effective for financial assets and liabilities on January 1, 2008 and will become effective for non-financial assets and liabilities on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact from adoption relating to financial assets and liabilities is not expected to be significant, however the impact, if any, from the adoption relating to non-financial assets and liabilities will depend on the Company’s assets and liabilities at that time they are required to be measured at fair value.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This standard permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. This statement is effective January 1, 2008. The Company chose not to apply this standard to any assets or liabilities.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS 141R), which becomes effective for the Company on January 1, 2009. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date be measured at their fair values as of that date. An acquirer is required to recognize assets or liabilities arising from all other contingencies (contractual contingencies) as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset or a

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liability in FASB Concepts Statement No. 6, Elements of Financial Statements. Any acquisition related costs are to be expensed instead of capitalized. The impact to the Company from the adoption of SFAS 141R in 2009 will depend on acquisitions after adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), which becomes effective for the Company on January 1, 2009. This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in the parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company does not anticipate that this pronouncement will have a material impact on its results of operations or consolidated financial position.

NOTE B —	ACQUISITIONS

During the years ended December 31, 2007 and 2006 and the period ended December 31, 2005, Diamondback, through its subsidiaries, acquired substantially all of the assets or all of the outstanding equity interests in the following businesses, each of which were accounted for using the purchase method of accounting:

Quantum Drilling Motors

On December 16, 2005, Diamondback acquired substantially all of the assets of Quantum Drilling Motors, L.L.C. (an Oklahoma limited liability company). The acquisition formed the platform for Diamondback’s drilling technology services and applications segment and is included in Diamondback’s results of operations from December 1, 2005, the designated effective date. The purchase price was allocated to the assets acquired, including intangible assets, and liabilities assumed at estimated fair values. The Company engaged an independent third party to appraise certain of the assets acquired. That appraisal was not complete at December 31, 2005. As a result, the value allocated to the assets subject to appraisal were based on preliminary values. During 2006, the Company received the final appraisal of assets acquired and completed a review of liabilities assumed. As a result, goodwill, customer relationships, property and equipment and current liabilities were adjusted. The excess of cost of the acquisition over the net of amounts assigned to fair value of the assets acquired and liabilities assumed is recorded as goodwill.

The purchase price has been allocated as follows:

Final
Allocation

Accounts receivable	$4,637,732
Inventories	454,201
Other current assets	216,877
Property and equipment	7,189,620
Other assets	65,042
Amortizable intangible assets	13,097,000
Goodwill	4,887,562
Accounts payable and accrued and other current liabilities	(4,525,802)
Notes payable	(73,959)

Total purchase price	$25,948,273

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The value assigned to amortizable intangible assets represents primarily customer relationships. The amortization period of the customer relationships is sixteen years.

Sooner-Total

On January 10, 2006, Diamondback closed a series of purchase agreements under which it acquired all of the issued and outstanding equity interests in two entities and substantially all of the assets of eleven other entities. All of these entities were under common ownership and control and are collectively referred to as the “Sooner-Total” companies.

The following is a list of the Sooner-Total companies:

Sooner Trucking & Oilfield Services, Inc. (an Oklahoma corporation)
Total Oilfield Services of Oklahoma, L.L.C. (an Oklahoma limited liability company)
PL Trucking (an Oklahoma general partnership)
PJ Trucking (an Oklahoma general partnership)
Hi Pressure Partners (an Oklahoma general partnership)
Peach Street Partners, LLC (an Oklahoma limited liability company)
J&T Construction (an Oklahoma general partnership)
Countyline Disposal, Inc. (an Oklahoma corporation)
Cementing Services, L.L.C. (an Oklahoma limited liability company)
PDQ Business Travel, L.L.C. (an Oklahoma limited liability company)
Total Oilfield Services, LP (a Texas limited partnership)
Total Pumping Services, LP (a Texas limited partnership)
Tolar Disposal Systems, LP (a Texas limited partnership)

The acquisition formed the platform for the stimulation and pumping segment and the fluid logistics and well-site services segment and are included in Diamondback’s results of operations from January 1, 2006, the designated effective date. The purchase price was allocated to the assets acquired, including intangible assets, and liabilities assumed at estimated fair values. The Company engaged an independent third party to appraise certain of the assets acquired and the excess of cost of the acquisition over the net of amounts assigned to fair value of the assets acquired and liabilities assumed is recorded as goodwill.

The purchase price has been allocated as follows:

Accounts receivable	$9,692,655
Inventories	126,400
Other current assets	846,268
Property and equipment	28,467,470
Other assets	17,351
Amortizable intangible assets	27,124,176
Goodwill	32,846,331
Accounts payable and accrued and other current liabilities	(3,138,549)
Notes payable	(1,675,365)
Deferred income taxes	(3,949,297)

Total purchase price, net of cash acquired	$90,357,440

The value assigned to amortizable intangible assets represents customer relationships. The weighted average amortization period of the customer relationships is eleven years.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Of the $32,053,147 in goodwill, $7,404,192 was assigned to the stimulation and pumping services segment and $24,648,955 was assigned to the fluid logistics and well-site services segment.

Packers & Service Tools, Inc.

On January 31, 2006, Diamondback acquired all of the issued and outstanding shares of capital stock of Packers & Service Tools, Inc. (“Packers”) (a Louisiana corporation). The acquisition formed the platform for the completion and production services segment and is included in Diamondback’s results of operations from the date of acquisition. In addition to the $1,900,000 paid in cash at closing, the consideration for Packers included a discounted obligation of $2.5 million relating to an agreement to issue shares of Diamondback common stock worth $2,800,000 or cash of $2,800,000 with interest accruing at 10% if an IPO was not complete within 18 months of the acquisition. On August 10, 2007, Diamondback paid the $2,800,000 obligation plus interest in the amount of $418,849 in cash. For the years ended December 31, 2007 and 2006, discount accretion of $115,043 and $170,971, respectively, was recorded to interest expense. The purchase price was allocated to the assets acquired, including intangible assets, and liabilities assumed at estimated fair values. The Company engaged an independent third party to appraise certain of the assets acquired and the excess of cost of the acquisition over the net of amounts assigned to fair value of the assets acquired and liabilities assumed is recorded as goodwill.

The purchase price has been allocated as follows:

Accounts receivable	$706,904
Inventories	750,441
Other current assets	95,539
Property and equipment	886,629
Amortizable intangible assets	2,505,000
Goodwill	1,829,803
Accounts payable and accrued and other current liabilities	(880,558)
Notes payable	(359,314)
Deferred income taxes	(1,204,214)

Total purchase price, net of cash acquired	$4,330,230

The value assigned to amortizable intangible assets of $2,505,000 includes a trade name of $89,000 and customer relationships of $2,416,000. The amortization period of the trade name is 20 years and for customer relationships, 16 years.

The amount allocated to goodwill has been assigned to the completion and production services segment.

Pioneer Oilfield Services, Inc.

On March 23, 2006, Diamondback acquired substantially all of the assets of Pioneer Oilfield Services, Inc. (“Pioneer”). The acquisition supplemented the completion and production services segment and is included in Diamondback’s results of operations since March 1, 2006, its designated effective date. Total purchase price for Pioneer of $1,789,392 was allocated to the assets acquired, including intangible assets. The Company engaged an independent third party to appraise certain of the assets acquired and the excess of cost of the acquisition over the net of amounts assigned to fair value of the assets acquired and liabilities assumed is recorded as goodwill.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The purchase price has been allocated as follows:

Property and equipment	$622,460
Amortizable intangible assets	822,465
Goodwill	344,467

Total purchase price	$1,789,392

The value assigned to amortizable intangible assets of $822,465 includes a trade name of $55,400 and customer relationships of $767,065. The amortization period of the trade name is 3 years and the customer relationships, 13 years.

The amount allocated to goodwill has been assigned to the completion and production services segment.

Directional Drilling Contractors, LLC

On August 14, 2007, Diamondback acquired substantially all of the assets and certain liabilities of Directional Drilling Contractors, LLC (“DDC”) by acquiring Diamondback-Directional Drilling LLC (“DBDD”), a newly formed subsidiary of DDC to which the acquired assets and liabilities were transferred prior to the closing of the transaction. The acquisition enhanced the drilling technology services and applications segment and is included in Diamondback’s results of operations since August 14, 2007. Total purchase price for the DBDD assets of $23,478,997 was allocated to net assets acquired, including intangible assets. The Company engaged an independent third party to appraise certain of the assets acquired and the excess of cost of the acquisition over the net of amounts assigned to fair value of the assets acquired and liabilities assumed is recorded as goodwill.

The purchase price has been allocated as follows:

Accounts receivable	$3,225,612
Inventories	315,768
Other current assets	34,070
Property and equipment	6,092,634
Amortizable intangible assets	2,980,000
Goodwill	11,334,919
Capital lease obligation and other liabilities	(504,006)

Total purchase price	$23,478,997

The value assigned to amortizable intangible assets of $2,980,000 include a trade name of $1,220,000 and customer relationships of $1,760,000. The amortization period of the trade name is 20 years and the customer relationships, 9 years.

The amount allocated to goodwill has been assigned to the drilling technology services and applications segment.

Noble Downhole Technology, Ltd.

On November 1, 2007, the Company acquired all of the assets and intellectual property of Noble Downhole Technology’s Rotary Steerable System for $10 million. The assets purchased include intellectual property, refurbished and new directional drilling tools, support equipment and leased facilities used in the research and development of a new rotary steerable technology. At the time of the purchase, the technology under development was not yet commercially viable and had not yet begun to generate revenues, nor had a customer base yet been developed. As such, the purchase was not considered an acquisition of a business and

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a one-time charge to earnings of approximately $9.2 million was taken during the fourth quarter of 2007 and is included in research and development costs in the accompanying statement of operations. This charge represents the amount paid for tangible and intangible assets used in the ongoing research and development of this new technology which was not deemed to have alternative future uses.

Pro Forma Information

The following pro forma information gives effect to the Quantum, Sooner-Total, Packers and Pioneer acquisitions as though they were effective at January 1, 2005, the Packers, Pioneer and DBDD acquisitions as though they were effective at January 1, 2006 and the DBDD acquisition as though it was effective January 1, 2007. Pro forma adjustments primarily relate to depreciation, amortization, income taxes and interest cost. The information reflects the Company’s historical data and historical data from the acquired businesses for the periods indicated. The pro forma data may not be indicative of the results the Company would have achieved had it completed the acquisitions on these dates, or that it may achieve in the future. The pro forma financial information should be read in conjunction with the accompanying financial statements.

	Pro Forma
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
	(unaudited)

Total revenues	$312,368,000	$174,108,000	$79,015,000

Net income	$1,993,000	$14,995,000	$8,461,000

NOTE C —	DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

The components of inventories are as follows:

	December 31,	December 31,
	2007	2006

Cement, chemicals and sand	$3,003,637	$1,042,151
Repair parts and other	2,484,554	2,129,520
Purchased goods available for sale	5,912,747	1,225,774

	$11,400,938	$4,397,445

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net property and equipment consists of the following:

	December 31,	December 31,
	2007	2006

Office equipment, furniture, and fixtures	$3,430,075	$2,015,254
Vehicles, trailers, and tanks	49,053,783	39,696,188
Other machinery and equipment	11,593,822	1,860,451
Pressure pumping equipment	107,878,631	53,327,142
Well-site construction equipment	3,370,341	3,668,191
Rental equipment	1,869,592	1,815,272
Directional drilling equipment	31,061,690	16,148,167
Disposal wells and related equipment	13,430,203	10,284,365
Buildings and improvements	15,229,898	5,384,502
Aircraft	650,000	650,000
Workover rigs and related equipment	—	2,367,879

	237,568,035	137,217,411
Less accumulated depreciation	(45,062,475)	(13,919,350)

	192,505,560	123,298,061
Deposits for equipment on order	3,727,143	7,464,290
Equipment not placed in service and construction in progress	2,656,981	8,257,692
Land	809,584	961,378

	$199,699,268	$139,981,421

Equipment not placed in service represents purchased equipment that is being outfitted for its intended use. This equipment, as well as construction in progress, is not depreciated until it has been placed in service.

Depreciation expense charged to operations totaled $32,729,188, $14,270,985 and $122,360 for the years ended December 31, 2007, 2006 and the period ended December 31, 2005, respectively.

Accrued and other current liabilities consisted of the following:

	December 31,	December 31,
	2007	2006

Accrued compensation, benefits and related taxes	$7,220,023	$4,313,310
Unprocessed accounts payable and accrued purchases	7,666,820	4,045,262
Payables to former owners	—	29,982
Sales taxes	414,415	236,229
Deposit on pending sale of real property	86,106	751,125
Income taxes	91,545	2,530,992
Property taxes	92,230	79,743
Other taxes payable	371,722	—
Interest	838,421	679,575
Insurance payable	718,531	—
Current portion of asset retirement obligations	14,758	—
Customer prepayment	282,000	—

	$17,796,571	$12,666,218

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D —	LINES OF CREDIT

Diamondback entered into an $8,000,000 line of credit agreement with a bank on May 26, 2006. The line had a maturity date of August 26, 2006 and bore interest payable monthly at LIBOR plus 287 basis points, adjusted on each date of change in the LIBOR rate. The note was collateralized by all bank accounts, general intangibles, inventory, and furniture, fixtures, and equipment. In August 2006, the line of credit was retired with the proceeds from the Fortis Capital line of credit described below.

Diamondback entered into a revolving credit agreement with Fortis Capital Corp. on August 30, 2006 providing for a $50.0 million facility. The facility was expanded to $80.0 million on February 13, 2007 and $105.0 million on May 10, 2007. On August 27, 2007, the credit agreement was amended to increase the applicable margin of interest on borrowings under the credit facility by 0.5% per annum in consideration for waiver of an Event of Default arising as a result of the Company’s failure to maintain minimum consolidated EBITDA, as defined in the credit agreement, of $15.0 million for the quarter ended June 30, 2007 and acquisition of DBDD after the occurrence and during the continuance of the Event of Default. Interest on borrowings under the credit facility accrues at the borrower’s election at a reference rate equal to LIBOR plus 2.75% per annum or prime plus 1.75% per annum. This senior facility is collateralized by substantially all of the assets of the Company. The revolving credit agreement contains customary affirmative, negative and financial covenants which the Company believes to be in compliance with as of December 31, 2007. Borrowings under the facility are limited by a borrowing base defined in the agreement and outstanding letters of credit which were $4,485,000 and $2,095,000 as of December 31, 2007 and 2006, respectively. The facility matures August 30, 2008. As of December 31, 2007 and 2006, $86.1 million and $44.9 million, respectively, was outstanding. At December 31, 2007, availability under the line of credit was approximately $14.4 million.

The Company has a promissory note with Kappa Investors LLC, an entity controlled by Wexford, under the terms of a subordinated unsecured credit facility. The credit facility provides for $25.0 million of borrowings, of which $25.0 and $14.0 million was outstanding at December 31, 2007 and 2006. Interest on the borrowings under this credit facility accrues at LIBOR plus 4% per annum. For the years ended December 31, 2007 and 2006, Diamondback incurred interest expense of $2,146,505 and $712,306, respectively, on this credit facility. The loan matures on August 30, 2008. The promissory note contains certain customary restrictions that prohibit certain guarantees, asset disposals or loans.

NOTE E —	LONG-TERM DEBT

	December 31,	December 31,
	2007	2006

Term notes payable to GMAC in the original aggregate total of $113,562; total monthly payments of $2,823 through maturity at dates ranging from December 15, 2010 to January 15, 2011; bearing interest at rates ranging from 8.7% to 9.0%; collateralized by equipment with a net book value of approximately $112,148. Outstanding balance paid in February 2007	$—	$113,562

Total long-term debt	—	113,562
Less current maturities	—	(23,689)

Long-term debt, net of current maturities	$—	$89,873

NOTE F —	CAPITAL LEASES

The Company leases certain buildings, land and equipment under capital leases that extend through 2026. The carrying value of assets held under capital lease was $9,448,074 and $2,872,470 at December 31, 2007

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and 2006, respectively, with associated accumulated depreciation of $1,505,843 and $7,227, respectively. Amortization of assets recorded under capital leases is reported in depreciation, amortization and accretion.

Future minimum lease payments under capital leases as of December 31, 2007 are:

2008	$1,969,775
2009	1,857,076
2010	2,359,379
2011	663,713
2012	379,928
Thereafter	5,276,403

Total minimum payments	12,506,274
Less amounts representing interest	4,010,237

Total obligations under capital leases	8,496,037
Less current portion	1,324,283

Long-term portion	$7,171,754

NOTE G —	OPERATING LEASES

Diamondback has committed to various facility and equipment leases. Lease terms vary from one year to 20 years. Future minimum lease payments for these leases are as follows as of December 31, 2007:

2008	$2,868,275
2009	2,741,570
2010	2,058,031
2011	1,374,832
2012	1,122,979
Thereafter	12,140,745

Total	$22,306,432

Rent expense for the years ended December 31, 2007, 2006 and the period ended December 31, 2005 was $13,516,938, $5,724,220 and $82,355, respectively.

The Company has certain operating leases with renewal and purchase options.

NOTE H —	COMMITMENTS AND CONTINGENCIES

At December 31, 2007, the Company had $4,485,000 in letters of credit outstanding, primarily related to deductibles for workers compensation insurance.

The Company partially-insures its workers’ compensation claims, which include medical expenses, lost time and temporary and permanent disability benefits. The Company has an insurance policy that requires a $100,000 deductible per occurrence. The Company establishes liabilities for its unpaid deductible portion of claims incurred relating to workers’ compensation based on estimates. Such liabilities totaled $458,492 and $283,194 at December 31, 2007 and 2006, respectively. These estimates may change in the near term as actual claim information becomes available.

Effective June 1, 2007, the Company sponsors a partially-insured health plan and maintains individual stop loss coverage of $100,000 per person and aggregate stop loss coverage subject to an annual limit of

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2,000,000. Claims processing and the overall administration of the plan are provided by a third party. An accrual for the related uninsured retention under the plan is based on the Company’s claims history. As of December 31, 2007, uninsured risk accruals under the health plan were approximately $638,000. This estimate may change in the near term as additional actual claim information becomes available.

The Company has entered into employment contracts with certain key employees for periods up to three years. In the event of termination without good cause, as defined in the contracts, these employees may receive up to three times their annual compensation. The maximum that could be paid under the contracts is $1,289,000 at December 31, 2007.

The Company has firm purchase commitments for equipment of approximately $9,816,000 as of December 31,2007.

The Company is, from time to time, involved in routine litigation or subject to disputes or claims related to business activities, including workers’ compensation claims and employment related disputes. In the opinion of management, none of the pending litigation, disputes or claims against the Company, if decided adversely, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Athena Construction, L.L.C. (“Athena”) was acquired by the LLC in January 2006, was not transferred to Holdings on December 31, 2006 and is not part of these financial statements. Athena owns barges with cranes that are used in well construction in the shallow waters off the Louisiana Gulf Coast. On October 12, 2006, one of the barges owned and operated by Athena, a barge rented by Athena and a tug boat owned and operated by an unrelated third party caught fire off the coast of Louisiana when an eight-inch natural gas line was struck, ruptured and ignited around the tow boat and barges. A spud leg from the Athena barge was found in the lowered position by investigators. The captain of the tow boat and three Athena construction workers died and two Athena construction workers are missing and have been declared dead. The deckhand on the tow boat and one Athena worker survived. Several of the LLC’s officers and one of the LLC’s members also served as officers of Athena at the time of the incident. Lawsuits relating to this incident have been filed in state and federal courts naming Athena, Diamondback Energy Services LLC and other entities as defendants. Neither the Company nor any of the Company’s officers or members have been named as defendants in any such lawsuits. However, it is possible that those with potential claims related to this incident may bring one or more actions against the Company and/or certain of the Company’s officers or members seeking damages. The Company believes it has defenses to any claims that may be brought and would vigorously defend any such claims. Litigation is inherently uncertain, however, and the specific claims that would be made and the outcome of any actions cannot be predicted with certainty at this time.

NOTE I —	RELATED PARTY TRANSACTIONS

Shared Services Agreement

Historically, the Company has outsourced management and administrative services to Gulfport Energy Corporation (“Gulfport”) pursuant to a shared services agreement and reimbursed Gulfport for dedicated employee time and related general and administrative costs based on the proportionate amount of time Gulfport’s employees spent performing services for the Company. In 2007, 2006 and 2005, Diamondback paid Gulfport approximately $47,000, $1,018,000 and $338,000, respectively, under this agreement. The LLC’s operating member, Mike Liddell, is also the Chairman of the Board of Gulfport. The chairman and controlling member of Wexford also beneficially owned approximately 36% of the outstanding common stock of Gulfport as of December 31, 2007.

The Company provides certain completion and production services to Gulfport. For the years ended December 31, 2007, 2006 and period ended December 31, 2005, the Company generated approximately $1,852,000, $900,000 and $0 of revenue, respectively, from Gulfport and at December 31, 2007 and 2006 had outstanding accounts receivable of approximately $666,000 and $354,000, respectively, from Gulfport.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

The Company, under an operating lease, leases approximately 15,000 square feet in a newly constructed building from Caliber Investment Group LLC, an entity controlled by Wexford (“Caliber Investment”), for the Company’s corporate headquarters. The lease commenced on August 13, 2007 and has a term of 10 years. During the period of August 13, 2007 through July 31, 2012, the Company has agreed to pay Caliber Investment base rent of $27,414 per month. During the period from August 1, 2012 through July 31, 2017, the Company has agreed to pay Caliber Investment base rent of $29,798 per month. These base rent amounts are fixed during the term, subject to increases only if improvements we request are made. In addition, the Company is obligated to pay Caliber Investment the Company’s pro rata share of the estimated operating costs for the building during the term of the lease. For the years ended December 31, 2007, 2006 and period ended December 31, 2005, rent expense was $123,000, $0 and $0 under this lease.

The Company, under an operating lease, leases land in Oklahoma City, Oklahoma, from Caliber Development Company LLC, an entity controlled by Wexford (“Caliber Development”) for the future expansion of the Company’s drilling technology services and applications operations. The property consists of approximately two acres. Improvements are presently being constructed by the lessor on the property and will consist of offices and repair facilities. The lease commenced on July 1, 2006 and has a term of 20 years with an option for a five-year extension of the term. The lease requires payments of $1,519 per month, which rent is fixed during the term, subject to increases only upon completion of additional improvements. For the years ended December 31, 2007, 2006 and period ended December 31, 2005, rent expense was $19,000, $11,000 and $0 for the land leased in Oklahoma City, Oklahoma.

In December 2006, the Company sold certain real estate and improvements located in Countyline, Marlow and Sweetwater, Oklahoma to Caliber Development for an aggregate of $3.0 million. The Company then leased these properties back from Caliber Development for our stimulation and pumping services and fluid logistics and well-site services in Oklahoma. The Countyline facility consists of approximately 5.54 acres with a truck yard, repair and maintenance facility and office space. The Marlow property consists of approximately 24 acres with a cementing bulk plant, truck wash bays and office facilities. Both the Countyline and Marlow facilities have been recorded as capital leases by the Company. The Sweetwater property consists of approximately ten acres with truck yard, repair and maintenance facilities and an office building, all of which were under construction as of December 31, 2006. Under terms of the contract to sell the property, the Company remained obligated for all duties, obligations and liabilities under a construction contract, and because of such continuing involvement, the Company recorded the entire purchase price of the Sweetwater yard of $750,000 as a deposit until all construction obligations were complete. Construction was completed in May 2007 at which time the Company began using the facility. The lease for each property commenced in December 2006 and has a term of 20 years. The Company has an option to extend the leases for up to two additional five-year periods. The Company has no purchase options or rights of first refusal under these leases. The Company has agreed to pay Caliber Development $3,505, $12,101 and $6,259 per month in rent for the Countyline, Marlow and Sweetwater properties, respectively. The rent for each lease is fixed during the term, subject to increases only if improvements the Company requests are made. Effective June 2007, the Company’s monthly rental payments to Caliber Development increased to $15,376 and $8,373 for the Marlow and Sweetwater properties, respectively, as certain improvements requested by us were completed. Effective October 2007, the Company’s monthly rental payments to Caliber Development increased to $5,041 for the Countyline property as certain improvements requested by us were completed. For the years ended December 31, 2007, 2006 and period ended 2005, rent payments were $135,000, $5,000 and $0 for the Countyline and Sweetwater lease and $168,000, $12,000 and $0 for the Marlow lease, respectively. The sale price for each of the Countyline, Marlow and Sweetwater properties was based on the Company’s acquisition cost of the property and the cost of improvements constructed or to be constructed. As such, no gain or loss was recognized on the sale of the properties.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company leases property in Cresson and Tolar, Texas from Caliber Texas Properties, L.P., and property in Mills, Wyoming from Caliber Wyoming Properties, LLC. Both Caliber Texas Properties, L.P. and Caliber Wyoming Properties, LLC are considered variable interest entities and have been consolidated in these financial statements (See Note A-16). The lease for the Cresson, Texas location commenced on July 1, 2006 and has a term of 20 years with an option for a five-year extension of the term. The lease for the Mills, Wyoming location commenced on November 1, 2006 and has a term of 20 years with an option for a five-year extension of the term. The Company sold certain real estate and improvements located in Tolar, Texas to Caliber Texas Properties, L.P. and leased them back for a period of 20 years commencing in December 2006 with options for two five-year extensions of the term. The lease for the Cresson, Texas location requires monthly payments that increase as requested improvements are completed and are then fixed for the life of the lease once construction is complete. At December 31, 2006 the monthly payment for the Cresson, Texas location was $17,046. Effective April 1, 2007, the Company’s rent increased to $49,148 per month as all the requested improvements were completed. The lease for the Mills, Wyoming location requires monthly payments of $5,650 and the lease for the Tolar, Texas location requires monthly payments of $3,750. Effective June 1, 2007, the Company’s rent increased to $5,733 per month for the Tolar property as certain requested improvements were completed. For the years ended December 31, 2007, 2006 and the period ended December 31, 2005, rent was $493,000, $51,000 and $0 for the Cresson, Texas lease, $59,000, $4,000 and $0 for the Tolar, Texas lease and $68,000, $11,000 and $0 for the Mills, Wyoming lease, respectively. Because these variable interest entities are consolidated, these leases are not recognized in the accompanying financial statements.

Although the Company believes the terms of leases with related parties are reasonable, it is possible that the Company could have negotiated more favorable terms for such transactions with unrelated third parties.

Bronco Drilling Company, Inc.

Bronco Drilling Company, Inc. (“Bronco”) drilled one of the Company’s disposal wells located in Bono, Texas. The well was completed in June 2006. The Company incurred costs of approximately $762,000 during the year ended December 31, 2006 for such services. Mike Liddell, the LLC’s operating member, is a director of Bronco and, at the time the well was drilled, was also the Chairman of the Board of Bronco. Wexford beneficially owned approximately 31% of the outstanding common stock of Bronco as of December 31, 2006. As of December 31, 2007, Wexford no longer owned any of Bronco’s outstanding common stock. On September 25, 2007, Bronco purchased three workover rigs from the Company. See Note A-5. In conjunction with the sale, the Company received proceeds of $3,000,000.

Windsor Energy Group, L.L.C.

The Company provides certain well-site services and drilling technology services and applications to Windsor Energy Group, L.L.C. Mike Liddell is the president and chief executive officer of Windsor Energy Group, L.L.C. One of Wexford’s affiliates and Mike Liddell beneficially own 100% of Windsor Energy Group, L.L.C. . During the years ended December 31, 2007, 2006 and period ended 2005, revenues of approximately $280,000, $4,666,000 and $46,000, respectively, were recognized for such services. The Company had related outstanding accounts receivable of approximately $0 and $1,118,000 as of December 31, 2007 and 2006, respectively.

Other

In the ordinary course of the Company’s business, it purchases equipment from Taylor Rig, L.L.C. (“Taylor”) and from Diamondback-Special LLC (“Special”). Taylor and Special are each wholly-owned subsidiaries of the LLC that were not transferred to Holdings on December 31, 2006. During the years ended December 31, 2007 and 2006 the Company’s aggregate purchases from Taylor were approximately $21,000

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $2,057,000, respectively. During the years ended December 31, 2007 and 2006 the Company’s aggregate purchases from Special were approximately $7,304,000 and $3,987,000, respectively.

NOTE J —	401(K) PLANS

Diamondback maintains 401(k) plans that enable employees to defer up to specified percentages of their annual compensation and contribute such amount to the plans. Diamondback contributes a matching amount for each participant. Diamondback may also contribute additional amounts at its sole discretion. The matching contributions were $2,600,937 and $1,007,906 for the years ended December 31, 2007 and 2006, respectively, and $1,699 for the period ended December 31, 2005.

NOTE K —	SEGMENTS

Diamondback has four reportable segments consisting of drilling technology, fluid logistics and well-site services, well stimulation and pressure pumping, and completion and production. Diamondback has aggregated operating segments into its four reportable segments in accordance with the criteria defined in SFAS No. 131, “Disclosures About Segments of An Enterprise And Related Information.” Operations are assigned to reportable segments based upon the type of service, production process, and service method. Each reportable segment services the same or similar customer, which are small to large independent oil and natural gas producers. The following is a description of the segments:

Drilling Technology Services and Applications:  This segment includes rental of downhole motors, motors equipped with measurement-while-drilling (“MWD”) technology and shock subs as well as providing advanced technical drilling expertise.

Stimulation and Pumping Services:  This segment consists of pressure pumping and water transfer services. Specifically, pressure pumping services include hydraulic fracturing, cementing and acidizing services.

Fluid Logistics and Well-Site Services:  Services include storage, transportation and disposal of fluids used in the drilling and subsequent stimulation and production operations. Well-site services include building drilling locations, pits, and access roads.

Completion and Production:  Diamondback’s completion and production services include completion, workover and roustabout services, rental, service and sale of downhole equipment and tools, and plugging and abandonment services.

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Diamondback evaluates the performance of its segments based on revenue and segment profit. Intersegment sales and transfers are not material. Corporate expenses include general corporate expenses associated with managing all reportable operating segments. The following table sets forth certain financial information of Diamondback’s reportable segments.

	Drilling	Stimulation	Fluid	Completion
	Technology	and	Logistics and	and
	Services and	Pumping	Well-Site	Production
	Applications	Services	Services	Services	Corporate	Total

For the year ended December 31, 2007
Operating Revenues	$83,137,672	$119,137,082	$76,994,139	$18,437,547	$—	$297,706,440
Operating Costs and expenses(1)	(75,260,811)	(85,485,702)	(64,621,855)	(15,336,569)	(7,447,962)	(248,152,899)

Segment Profit	$7,876,861	$33,651,380	$12,372,284	$3,100,978	$(7,447,962)	$49,553,541

Depreciation, amortization and accretion	$7,593,479	$17,702,220	$12,793,622	$1,536,568	416,510	$40,042,399
Capital expenditures (excluding acquisitions)	$13,139,671	$58,716,302	$9,144,108	$4,334,787	$472,075	$85,806,943
Identifiable Assets	$79,765,871	$163,011,400	$100,699,146	$18,682,322	$7,914,926	$370,073,665

(1)	The drilling technology services and applications segment includes a one time charge to earnings of approximately $9.2 million associated with acquisition and write off of research and development assets. Note B.

	Drilling	Stimulation	Fluid	Completion
	Technology	and	Logistics and	and
	Services and	Pumping	Well-Site	Production
	Applications	Services	Services	Services	Corporate	Total

For the year ended December 31, 2006
Operating revenues	$52,132,218	$28,540,920	$65,739,849	$9,486,819	$—	$155,899,806
Operating costs and expenses	(42,088,054)	(19,702,648)	(45,483,234)	(7,891,035)	(6,524,424)	(121,689,395)

Segment profit	$10,044,164	$8,838,272	$20,256,615	$1,595,784	$(6,524,424)	$34,210,411

Depreciation, amortization and accretion	$3,873,649	$4,862,405	$8,760,126	$731,938	$327,050	$18,555,168
Capital expenditures (excluding acquisitions)	$(11,724,000)	$(73,353,927)	$(23,193,362)	$(4,149,763)	$(4,343,071)	$(116,764,123)
Identifiable assets	$51,112,424	$100,867,213	$96,872,608	$14,150,334	$8,002,807	$271,005,386

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Drilling	Stimulation		Completion
	Technology	and	Fluid Logistics	and
	Services and	Pumping	and Well-Site	Production
	Applications	Services	Services	Services	Corporate	Total

For the period ended December 31, 2005
Operating revenues	$2,501,295	$—	$—	$—	$—	$2,501,295
Operating cost and expenses	(2,409,990)	—	—	—	—	(2,409,990)

Segment profit	$91,305	$—	$—	$—	$—	$91,305

Depreciation, amortization and accretion	$204,977	$—	$—	$—	$—	$204,977
Capital expenditures (excluding acquisitions)	$895,955	$—	$—	$—	$34,765	$930,720
Identifiable assets	$31,777,409	$—	$—	$—	$9,452,465	$41,229,874

The following tables reconcile total assets, and segment profits, reported above to the total assets, and operating income, as reported in the consolidated balance sheets and statements of operations.

	December 31,	December 31,	December 31,
	2007	2006	2005

Identifiable assets	$370,073,665	$271,005,386	$41,229,874
Non-operating assets of variable interest entities	132,027	1,474,491	—

Total assets	$370,205,692	$272,479,877	$41,229,874

	Year Ended	Year Ended	Period Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Segment profit	$49,553,541	$34,210,411	$91,305
Depreciation, amortization, and accretion	(40,042,399)	(18,555,168)	(204,977)

Operating income (loss)	$9,511,142	$15,655,243	$(113,672)

NOTE L —	INCOME TAXES

Income tax expense (benefit) consists of the following:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2007	2006

Current	$1,227,125	$2,467,199
Deferred	(1,170,635)	(898,447)

	$56,490	$1,568,752

DIAMONDBACK ENERGY SERVICES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to deferred income tax assets and liabilities are as follows:

	December 31,	December 31,
	2007	2006

Deferred income tax assets
Allowance for doubtful accounts	$16,272	$40,798
Accrued vacation	12,079	22,025
Accrued health plan liabilities	15,235	—

Total deferred income tax assets	43,586	62,823
Deferred income tax liabilities
Conversion to accrual basis	(430,096)	(644,974)
Property and equipment	(565,915)	(1,009,422)
Customer relationships	(2,100,528)	(2,628,104)
Trade names	(31,476)	(35,387)

Total deferred income tax liabilities	(3,128,015)	(4,317,887)

Net deferred income tax liabilities	$(3,084,429)	$(4,255,064)

Net deferred income tax liabilities are presented in the balance sheet as follows:
Current deferred income tax liabilities	$(171,405)	$(152,168)
Noncurrent deferred income tax liabilities	(2,913,024)	(4,102,896)

Net deferred income tax liabilities	$(3,084,429)	$(4,255,064)

Reconciliation between the amounts determined by applying the federal statutory rate of 34% to income before income taxes and minority interest with the provision for income taxes is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006

Statutory federal income tax	$(272,767)	$4,749,992
State taxes, net of federal benefit	(80,293)	178,568
Nondeductible expenses	22,087	—
Other	(5,770)	—
(Loss) income attributable to pass-through entities	393,233	(3,359,808)

	$56,490	$1,568,752

Diamondback provides a valuation allowance when it is more likely than not that some portion of deferred income tax assets will not be realized. There was no valuation allowance necessary as of December 31, 2007 or 2006.